Exhibit 99.1

LaBarge, Inc. Reports Record Sales and Earnings for Fiscal 2008 Fourth Quarter and Full Year

Full-Year Net Sales Grow 19 Percent, Net Earnings Increase 31 Percent

New Bookings Reach All-Time High

Business Prospects Remain Positive

ST. LOUIS--(BUSINESS WIRE)--LaBarge, Inc. (AMEX: LB) today reported financial results for the fiscal 2008 fourth quarter and year ended June 29, 2008. Sales and earnings for the fiscal 2008 three-month and 12-month periods represent record highs for the Company.

Fiscal 2008 fourth-quarter net sales grew 20 percent to $77,801,000 from $64,864,000 in the fiscal 2007 fourth quarter. Fiscal 2008 fourth-quarter net earnings rose 58 percent to $4,577,000, or $0.28 per diluted share, compared with $2,892,000, or $0.18 per diluted share, in the fiscal 2007 fourth quarter.

Net sales for the fiscal year ended June 29, 2008 grew 19 percent to $279,485,000 from $235,203,000 in fiscal 2007. Fiscal 2008 net earnings grew 31 percent to $14,827,000, or $0.92 per diluted share, compared with $11,343,000, or $0.71 per diluted share, in fiscal 2007.

Gross margins in the fiscal 2008 fourth quarter and full year increased from comparable periods a year earlier. For the fourth quarter, gross margin was 19.5 percent in fiscal 2008, up from 18.0 percent in 2007. For the full year, gross margin was 19.7 percent, up from 19.5 percent in fiscal 2007.

Selling, general and administrative expense (SG&A) as a percentage of sales declined to 9.6 percent in the fiscal 2008 fourth quarter versus 10.4 percent in the fiscal 2007 fourth quarter. In actual dollars, fiscal 2008 fourth-quarter SG&A increased 10 percent from the previous fourth quarter, in contrast to the 20 percent increase in sales volume. For the full fiscal year, SG&A as a percentage of sales declined to 10.6 percent in fiscal 2008 versus 11.2 percent in fiscal 2007. In actual dollars, fiscal 2008 SG&A increased 13 percent from fiscal 2007, in contrast to the 19 percent increase in sales volume. The increase in SG&A expense was primarily attributable to higher variable compensation and medical expenses.

As a percentage of sales, operating income (defined as net sales less cost of sales and SG&A) was 10.0 percent in the fiscal 2008 fourth quarter, versus 7.6 percent in the fiscal 2007 fourth quarter; for the full year, it was 9.1 percent in fiscal 2008 versus 8.3 percent in fiscal 2007.

Interest expense in the fiscal 2008 fourth quarter was $253,000, compared with $469,000 in the fiscal 2007 fourth quarter. Full-year interest expense was $1,459,000 in fiscal 2008, compared with $2,241,000 in fiscal 2007. The reduced interest expense reflects lower average debt levels and interest rates in the 2008 periods.

Net cash flow from operations was $12,910,000 in the fiscal 2008 fourth quarter, compared with negative $46,000 in the fiscal 2008 third quarter, and negative $1,041,000 in the fiscal 2007 fourth quarter. For the 2008 fiscal year, net cash flow from operations was $18,047,000, compared with $11,951,000 in fiscal 2007.

Total debt at June 29, 2008 was $15,629,000, down 39 percent from $25,732,000 at March 30, 2008 and down 40 percent from $26,256,000 at July 1, 2007. Stockholders’ equity at June 29, 2008 was $91,469,000, up 5 percent from $86,886,000 at March 30, 2008, and up 20 percent from $76,410,000 at July 1, 2007.

Bookings of new business were very strong in fiscal 2008, setting a new company record at approximately $300 million, with the largest contributions coming from the defense, natural resources and industrial market sectors. Despite a record level of shipments in the fiscal year, strong bookings resulted in a healthy fiscal 2008 year-end backlog of $221,293,000, down 7 percent from $238,064,000 at March 30, 2008, and up 7 percent from $206,209,000 at July 1, 2007.

Shipments on a variety of defense programs comprised the largest portion of revenues, accounting for 38 percent of fiscal 2008 net sales, compared with 37 percent in fiscal 2007. Actual sales dollars from the defense market sector increased 23 percent in fiscal 2008, compared with fiscal 2007.

Shipments to natural resources customers represented 23 percent of fiscal 2008 net sales versus 24 percent in fiscal 2007. Actual sales dollars from this market sector were up 14 percent in fiscal 2008 versus a year earlier, primarily the result of higher sales to mining customers during fiscal 2008.

Shipments to industrial customers were 18 percent of fiscal 2008 net sales, compared with 16 percent in fiscal 2007. Actual sales dollars from the industrial market sector were up 38 percent in fiscal 2008 versus a year earlier due to increased shipments of equipment used in glass container manufacturing systems.

Shipments to commercial aerospace customers were 7 percent of fiscal 2008 revenues, compared with 8 percent in fiscal 2007. Fiscal 2008 sales from the commercial aerospace market sector were up 15 percent from the year-ago period, largely due to increased shipments on a very light jet program.

Shipments to medical customers represented 7 percent of fiscal 2008 sales, versus 3 percent in fiscal 2007. Actual sales dollars from the medical market sector more than doubled in fiscal 2008 versus a year earlier due to increased sales to various new and existing medical customers.

Revenues from the government systems market sector represented 4 percent of fiscal 2008 sales, versus 9 percent in fiscal 2007. The year-ago period included shipments for a postal automation program completed during the 2007 fiscal year.

Commentary and Outlook

Chief Executive Officer and President Craig LaBarge commented, “Robust order flow, improving operating efficiencies and broad-based strength in the markets we serve contributed to an outstanding 2008 fiscal year for LaBarge. The Company’s sales, earnings and bookings reached record highs in fiscal 2008. Fiscal 2008 fourth-quarter sales and earnings also represented new quarterly records for the Company. In addition, improved operating efficiencies and product mix in the current-year periods generated year-over-year gross margin expansion of 150 basis points in the fiscal 2008 fourth quarter and 20 basis points in the full fiscal year.

“Looking forward, we anticipate fiscal 2009 first-quarter sales and earnings will be up from the comparable period a year earlier. Our current backlog, healthy pipeline of opportunities and diverse mix of business continue to give us confidence in the positive prospects for LaBarge,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2008 fourth quarter and year. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=0000545C and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended

	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Net sales	$77,801	$64,864	$279,485	$235,203

Costs and expenses:
Cost of sales	62,594	53,194	224,498	189,408
Selling and administrative expense	7,456	6,750	29,557	26,269
Interest expense	253	469	1,459	2,241
Other (income) and expense, net	80	(33)	133	(714)

Earnings before income taxes	7,418	4,484	23,838	17,999
Income tax expense	2,841	1,592	9,011	6,656

Net earnings	$4,577	$2,892	$14,827	$11,343

Basic net earnings per common share	$0.30	$0.19	$0.98	$0.75

Average common shares outstanding	15,171	15,174	15,198	15,143

Diluted net earnings per common share	$0.28	$0.18	$0.92	$0.71

Average diluted common shares outstanding	16,115	16,007	16,138	16,047

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except share amounts)

	June 29, 2008	July 1, 2007

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,646	$392
Accounts and other receivables, net	40,778	30,204
Inventories	66,927	59,717
Prepaid expenses	1,245	2,333
Deferred tax assets, net	1,960	1,822

Total current assets	112,556	94,468

Property, plant and equipment, net	17,248	16,269
Intangible assets, net	1,548	2,282
Goodwill, net	24,292	24,292
Deferred tax asset, net	---	499
Other assets, net	4,828	4,772

Total assets	$160,472	$142,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$10,500	$14,825
Current maturities of long-term debt	4,682	6,300
Trade accounts payable	22,684	18,643
Accrued employee compensation	13,494	10,837
Other accrued liabilities	2,552	2,321
Cash advances	11,897	3,613

Total current liabilities	65,809	56,539

Long-term advances from customers for purchase of materials	622	1,590
Deferred gain on sale of real estate and other liabilities	2,125	2,912
Long-term debt	447	5,131

Stockholders’ equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at June 29, 2008 and July 1, 2007, respectively, including shares in treasury	158	158
Additional paid-in capital	16,547	16,174
Retained earnings	78,601	63,774
Less cost of common stock in treasury, shares of 419,503 at June 29, 2008 and 506,704 at July 1, 2007	(3,837)	(3,696)

Total stockholders’ equity	91,469	76,410

Total liabilities and stockholders’ equity	$160,472	$142,582

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K, and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com